AMENDMENT NUMBER 1
To The Unsecured Convertible Promissory Note
By and Between
Claimsnet.com Inc.
And Thomas Michel

This Amendment Number 1 is made to that certain Unsecured Convertible Promissory Note (“Note") made and entered into by and between Claimsnet.com Inc. and Thomas Michel dated January 23, 2007.

The provisions set forth herein shall be deemed to modify and replace those provisions of the Note as specifically set forth. All other provisions of the Note shall remain in full force and effect.

The parties desire to change the Maturity Date to On Demand, with thirty days notice.

The parties desire to change the Annual Interest Rate on Unpaid Principal to one and three quarter percent (1.75%).

AGREED and entered into as of December 1, 2010.

CLAIMSNET.COM INC.
a Delaware corporation

By: /s/ Don Crosbie
—
Don Crosbie
Chief Financial Officer

/s/ Thomas Michel
—
Thomas Michel